Exhibit 10.33

PROMISSORY NOTE

KRW813,000,000	December 15, 2009

For value received, GCT Research, Inc., a Korean corporation (the “Borrower”), promises to pay to Kyeong Ho Lee, an individual (the “Lender”), the principal sum of KRW813,000,000. Interest shall accrue from the date of this Note on the unpaid principal amount and any unpaid interest at a rate equal to 9.80% per annum. This Note shall have a term of 1 month with the principal, together with accrued and unpaid interest thereon, payable at the end of the 1 month term.

Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Should interest not be paid when due hereunder, it shall be added to the principal and thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. This Note and all amounts payable pursuant hereto shall be a Subordinated Note and Subordinated Debt for the purposes of that certain Subordination Agreement dated as of August 23, 2003 among Comerica Bank, GCT Semiconductor, Inc. and the Lender (as amended) and shall be subordinated upon the terms thereof.

This Note is subject to the following terms and conditions.

1. Maturity. This Note will automatically mature and be due and payable on the date one month from the date of this Note (the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Borrower, the commission of any act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, the filing by or against the Borrower of a petition in bankruptcy or any petition for relief under the federal bankruptcy act, or the appointment of a receiver or trustee to take possession of the property or assets of the Borrower.

2. Payment. All payments shall be made in lawful money of the Korean Won of Korea by wire transfer to the account designated by the Lender. Payment shall be credited first to the accrued interest and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Borrower may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Lender. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Lender. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the Lender or other registered holder of this Note.

4. Governing Law. This Note is to be construed in accordance with and governed by the internal laws of the Republic of Korea without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Republic of Korea to the rights and duties of the parties.

5. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the Korean mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

6. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Borrower and the Lender. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Borrower, the Lender and each transferee of the Note.

BORROWER: GCT Research, Inc.

By:	/s/ Kyeong Ho Lee
Name:	Kyeong Ho Lee
Title:	President and Representative Director

AGREED TO AND ACCEPTED: Kyeong Ho Lee

/s/ Kyeong Ho Lee
Kyeong Ho Lee